Exhibit 3.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

COUSINS PROPERTIES INCORPORATED

1.

The name of the corporation is Cousins Properties Incorporated (the “Corporation”).

2.

Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment (this “Amendment”) amend the Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”). This Amendment was duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Code on June 12, 2019.

3.

In connection with the Corporation’s reclassification of its common stock, par value $1.00 per share (“Common Stock”), pursuant to which (1) each four shares of issued and outstanding Common Stock will be combined into one share of Common Stock and (2) any fractional share resulting therefrom shall be entitled to receive a cash payment equal to the product of: (x) the closing sales price of the Common Stock on the New York Stock Exchange on the date immediately prior to the effective time of such reclassification (as adjusted to give effect to the reclassification); and (y) the amount of the fractional share, paragraph A. to Article 4 of the Articles of Incorporation shall hereafter read in its entirety as follows:

“A. The Corporation shall have the authority to issue 175 million shares of Common Stock, $1 par value per share. Each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.”

4.

This Amendment shall become effective as of 4:15 P.M. on June 14, 2019.

IN WITNESS WHEREOF, COUSINS PROPERTIES INCORPORATED has caused these Articles of Amendment to be executed by its authorized officer on June 14, 2019.

COUSINS PROPERTIES INCORPORATED

		By:	/s/ M. Colin Connolly
		Name:	M. Colin Connolly
		Title:	President and Chief Executive Officer

Attest:

By:	/s/ Pamela F. Roper
Name:	Pamela F. Roper
Title:	Executive Vice President, General Counsel
and Corporate Secretary